EXHIBIT 23.3


                        Independent Accountants' Consent


The Board of Directors
Statewide Financial Corp.:

We consent to incorporation by reference in the registration statement on Form S-4, of Independence Community Bank Corp. of our report dated January 26, 1999, relating to the consolidated statements of financial condition of Statewide Financial Corp. and subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Statewide Financial Corp. We also consent to the reference to our firm under the heading "Experts" in the joint proxy statement-prospectus.



                                                     /s/ KPMG LLP




Short Hills, New Jersey
August 30, 1999